UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_________________________________________________
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No.__)

Filed by the Registrant	☒
Filed by a party other than the Registrant	☐
Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under § 240.14a-12
ANGION BIOMEDICA CORP.
___________________________________________________________________________________________________
(Name of Registrant as Specified In Its Charter)
___________________________________________________________________________________________________
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check all boxes that apply):

☒	No fee required
☐	Fee paid previously with preliminary materials
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11
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51 Charles Lindbergh Boulevard
Uniondale, New York 11553
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held On June 9, 2022
Dear Stockholder:
You are cordially invited to attend the Annual Meeting of Stockholders of ANGION BIOMEDICA CORP., (“Angion”) which will be held on Thursday, June 9, 2022, at 11:00 a.m. U.S. Eastern Time. In light of public health concerns regarding the COVID-19 pandemic, and to protect the health and safety of our stockholders and employees and facilitate stockholder participation in the Annual Meeting, this year the Annual Meeting will be held through a live webcast at www.virtualshareholdermeeting.com/ANGN2022. You will not be able to attend the meeting in person. The meeting will be held for the following purposes:
1.To elect the Board of Directors’ nominees, Jay R. Venkatesan, M.D. and Karen J. Wilson, to the Board of Directors to hold office until the 2025 Annual Meeting of Stockholders.
2.To ratify the selection by the Audit Committee of the Board of Directors of Moss Adams LLP as the independent registered public accounting firm of Angion for its fiscal year ending December 31, 2022.
3.To conduct any other business properly brought before the meeting.
These items of business are more fully described in the Proxy Statement accompanying this Notice.
This year's Annual Meeting will be held virtually through a live webcast. You will be able to attend the Annual Meeting, submit questions and vote during the live webcast by visiting www.virtualshareholdermeeting.com/ANGN2022 and entering the 16-digit control number included in your Notice of Internet Availability, voting instruction form, or in the instructions you received via email. Please refer to the additional logistical details and recommendations in the accompanying proxy statement. You may log in beginning at 10:45 a.m. U.S. Eastern Time, on Thursday, June 9, 2022.
The record date for the Annual Meeting is April 12, 2022. Only stockholders of record at the close of business on that date may vote at the meeting or any adjournment thereof. A list of our stockholders of record as of the close of business on the record date will be made available to stockholders during the meeting. In addition, for the ten days prior to the Annual Meeting, the list will be available for examination by any stockholder of record for a legally valid purpose at our principal executive offices at the address listed above. Stockholders may also request to view a list of stockholders of record for the ten days prior to the Annual Meeting by sending an email to investors@angion.com.

By Order of the Board of Directors

/s/ Jennifer J. Rhodes

Jennifer J. Rhodes
Secretary

Uniondale, New York
April 27, 2022
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You are cordially invited to attend our Annual Meeting virtually via live webcast at www.virtualshareholdermeeting.com/ANGN2022. Whether or not you expect to attend the meeting, please vote as soon as possible. You may vote over the Internet or by a toll-free telephone number. If, however, you requested to receive paper proxy materials, then you may vote by mailing a completed, signed, and dated proxy card or voting instruction card in the envelope provided with the proxy card or voting instruction card. Please note that any stockholder attending the virtual Annual Meeting may vote online during the meeting, even if the stockholder has already returned a proxy card or voting instruction card. Please see the instructions in the attached proxy statement and on your proxy card or voting instruction card or on your Notice of Internet Availability of Proxy Materials previously received.

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ANGION BIOMEDICA CORP.
51 Charles Lindbergh Boulevard
Uniondale, New York 11553
PROXY STATEMENT
FOR THE 2022 ANNUAL MEETING OF STOCKHOLDERS
June 9, 2022
MEETING AGENDA

Proposals	Page	Voting Standard for Approval	Board Recommendation
Election of Directors	7
Plurality of the votes of the shares present in person, by remote communication, or represented by proxy duly authorized at the meeting and entitled to vote in the election of directors. Only votes “For” will affect the outcome of the vote; “Withhold” votes will have no effect on the outcome of the vote.
			For each named Director nominee
Ratification of the selection of Moss Adams LLP as Angion’s independent registered public accounting firm for fiscal December 31, 2022	16
Affirmative vote of the holders of a majority of the voting power of the shares present in person, by remote communication, or represented by proxy at the meeting and voting affirmatively or negatively (excluding abstentions and broker non-votes) on this matter
			For
We intend to mail the Notice on or about April 27, 2022, to all stockholders of record entitled to vote at the Annual Meeting.

QUESTIONS AND ANSWERS ABOUT THESE PROXY MATERIALS AND VOTING
Why did I receive a notice regarding the availability of proxy materials on the internet?
Pursuant to rules adopted by the Securities and Exchange Commission (the “SEC”), we have elected to provide access to our proxy materials over the internet. Accordingly, we have sent you a Notice of Internet Availability of Proxy Materials (the “Notice”) because the Board of Directors of Angion Biomedica Corp. (sometimes referred to as the “Company” or “Angion”) is soliciting your proxy to vote at the 2022 Annual Meeting of Stockholders, including at any adjournments or postponements of the meeting. All stockholders will have the ability to access the proxy materials on the website referred to in the Notice or request to receive a printed set of the proxy materials. Instructions on how to access the proxy materials over the internet or to request a printed copy may be found in the Notice.
We intend to mail the Notice on or about April 27, 2022, to all stockholders of record entitled to vote at the Annual Meeting.
Will I receive any other proxy materials by mail?
We may send you a proxy card, along with a second Notice, on or after May 9, 2022.
How do I attend the Annual Meeting?
In light of public health concerns regarding the COVID-19 pandemic, and to protect the health and safety of our stockholders and employees and facilitate stockholder participation in the Annual Meeting, this year the Annual Meeting will be held through a live webcast at www.virtualshareholdermeeting.com/ANGN2022. You will not be able to attend the Annual Meeting in person. If you attend the Annual Meeting online, you will be able to vote and submit questions, at www.virtualshareholdermeeting.com/ANGN2022.
How do we attend the Annual Meeting?
You are entitled to attend the Annual Meeting if you were a stockholder as of the close of business on April 12, 2022, the record date, or hold a valid proxy for the meeting. To be admitted to the Annual Meeting, you will need to visit www.virtualshareholdermeeting.com/ANGN2022 and enter the 16-digit control number found next to the label “Control Number” on your Notice of Internet Availability, proxy card or voting instruction form, or in the email sending you the Proxy Statement. If you are a beneficial stockholder and have not received a 16-digit Control Number, you should contact the bank, broker, or other institution where you hold your account well in advance of the meeting if you have questions about obtaining your control number.
Whether or not you participate in the Annual Meeting, it is important you vote your shares.
We encourage you to access the Annual Meeting before it begins. Online check-in will start approximately 15 minutes before the meeting on Thursday, June 9, 2022.
What if I cannot find my Control Number?
Please note that if you do not have your Control Number and you are a registered stockholder, operators at 1-844-986-0822 will be able to help you obtain your Control Number. You will be able to log in as a guest.
If you are a beneficial owner (that is, you hold your shares in an account at a bank, or other holder of record), you will need to contact that bank, broker, or other holder of record to obtain your Control Number prior to the Annual Meeting.
Will a list of record stockholders as of the record date be available?
A list of our record stockholders as of the close of business on the record date will be made available to stockholders during the meeting. In addition, for the ten days prior to the Annual Meeting, the list will be available for examination by any stockholder of record for a legally valid purpose at our principal executive offices at the address listed above. Stockholders may also request to view a list of stockholders of record for the ten days prior to the Annual Meeting by sending an email to investors@angion.com.

Where can we get technical assistance?
If you have difficulty accessing the meeting, please call 1-844-986-0822 where technicians will be available to help you.
For the Annual Meeting, how do we ask questions of management and the Board of Directors?
We plan to have a Q&A session at the Annual Meeting and will include as many stockholder questions as the allotted time permits. Stockholders may submit questions relevant to our business in advance of the Annual Meeting as well as live during the Annual Meeting. If you are a stockholder, you may submit a question in advance of the meeting at www.proxyvote.com after logging in with your Control Number. Questions may be submitted during the Annual Meeting through www.virtualshareholdermeeting.com/ANGN2022.
Who can vote at the Annual Meeting?
Only stockholders of record at the close of business on April 12, 2022 will be entitled to vote at the Annual Meeting. On the record date, there were 29,957,942 shares of common stock outstanding and entitled to vote.
Stockholder of Record: Shares Registered in Your Name
If on April 12, 2022 your shares were registered directly in your name with Angion’s transfer agent, Continental Stock Transfer and Trust Company, then you are a stockholder of record. As a stockholder of record, you may vote online at the meeting or vote by proxy. Whether or not you plan to attend the meeting, we urge you to vote by proxy over the telephone, or through the internet, or vote by proxy using a proxy card that you may request or that we may elect to deliver at a later time to ensure your vote is counted.
Beneficial Owner: Shares Registered in the Name of a Broker or Bank
If on April 12, 2022 your shares were held not in your name, but rather in an account at a brokerage firm, bank, or other similar organization, then you are the beneficial owner of shares held in “street name” and the Notice is being forwarded to you by that organization. The organization holding your account is considered to be the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct your broker, bank, or other agent regarding how to vote the shares in your account, and we invite you to attend the virtual Annual Meeting. Many stockholders of record will provide you with a 16-digit control number via email or in your Notice of Availability or voting instruction form in order to attend and vote your shares at the virtual Annual Meeting. If you did not receive a 16-digit control number via email or on your Notice of Availability or voting instruction form, you will be provided with other instructions from your broker, bank, or other stockholder of record that must be followed, including any requirement to obtain a valid legal proxy, in order for your broker, bank, or other stockholder of record to vote your shares per your instructions or to attend and vote your shares at the Annual Meeting. Many brokers, banks, or other stockholders of record allow a stockholder to obtain a valid legal proxy either online or by mail, and we recommend you contact your broker, bank, or other stockholder of record to do so.
What am I voting on?
There are two matters scheduled for a vote:
•To elect the two nominees to the Board of Directors to hold office until the 2025 Annual Meeting of Stockholders.
•To ratify the selection by the Audit Committee of the Board of Directors of Moss Adams LLP as the independent registered public accounting firm of Angion for its fiscal year ending December 31, 2022.
What if another matter is properly brought before the meeting?
The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on those matters in accordance with their best judgment.

How do I vote?
You may either vote “For” all the nominees to the Board of Directors or you may “Withhold” your vote for any nominee you specify. For all other matters to be voted on, you may vote “For” or “Against” or abstain from voting.
The procedures for voting are fairly simple:
Stockholder of Record: Shares Registered in Your Name
If you are a stockholder of record, you may vote at the Annual Meeting, vote by proxy over the telephone, vote by proxy through the internet, vote online at the meeting, or vote by proxy using a proxy card that you may request or that we may elect to deliver at a later time. Whether or not you plan to attend the meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the meeting and vote at the meeting even if you have already voted by proxy.
•To vote during the Annual Meeting: If you are a stockholder of record as of the record date, follow the instructions at www.virtualshareholdermeeting.com/ANGN2022. You will need to enter the 16-digit Control Number found on your Notice of Internet Availability, or notice you receive or in the email sending you the Proxy Statement.
•To vote prior to the Annual Meeting (until 11:59 p.m. U.S. Eastern Time on June 8, 2022): You may vote via the Internet at www.proxyvote.com, by telephone, or by completing and returning the proxy card or voting instruction form, as described below.
•To vote using the proxy card, simply complete, sign and date the proxy card, that may be delivered and return it promptly in the envelope provided. If you return your signed proxy card to us before the Annual Meeting, we will vote your shares as you direct.
•To vote over the telephone, dial toll-free 1-800-690-6903 using a touch-tone phone and follow the recorded instructions. You will be asked to provide the company number and Control Number from the Notice. Your telephone vote must be received by 11:59 p.m., U.S. Eastern Time on June 8, 2022 to be counted.
•To vote through the internet prior to the meeting, go to www.proxyvote.com and follow the instructions to submit your vote on an electronic proxy card. You will be asked to provide the company number and Control Number from the Notice. Your internet vote must be received by 11:59 p.m. U.S. Eastern Time on June 8, 2022 to be counted.
Beneficial Owner: Shares Registered in the Name of Broker or Bank
If you are a beneficial owner of shares registered in the name of your broker, bank, or other stockholder of record, you should have received the Notice of Availability containing voting instructions from that organization rather than from us. You must follow these instructions for your bank, broker, or other stockholder of record to vote your shares per your instructions. Alternatively, many brokers and banks provide the means to grant proxies or otherwise instruct them to vote your shares by telephone and via the Internet, including by providing you with a 16-digit control number via email or on your Notice of Availability or your voting instruction form. If your shares are held in an account with a broker, bank, or other stockholder of record providing such a service, you may instruct them to vote your shares by telephone (by calling the number provided in the proxy materials) or over the Internet as instructed by your broker, bank, or other stockholder of record. If you did not receive a 16-digit control number via email or on your Notice of Availability or voting instruction form, and you wish to vote prior to or at the virtual Annual Meeting, you must follow the instructions from your broker, bank, or other stockholder of record, including any requirement to obtain a valid legal proxy. Many brokers, banks, and other stockholders of record allow a beneficial owner to obtain a valid legal proxy either online or by mail, and we recommend you contact your broker, bank, or other stockholder of record to do so.

Internet proxy voting will be provided to allow you to vote your shares online, with procedures designed to ensure the authenticity and correctness of your proxy vote instructions. However, please be aware that you must bear any costs associated with your internet access, such as usage charges from internet access providers and telephone companies.

How many votes do I have?
On each matter to be voted upon, you have one vote for each share of common stock you own as of April 12, 2022.
If I am a stockholder of record and I do not vote, or if I return a proxy card or otherwise vote without giving specific voting instructions, what happens?
If you are a stockholder of record and do not vote by completing your proxy card, by telephone, through the internet or online at the Annual Meeting, your shares will not be voted.
If you return a signed and dated proxy card or otherwise vote without marking voting selections, your shares will be voted, as applicable, “For” the election of both nominees for director, and “For” the ratification of the selection of Moss Adams LLP as Angion’s independent registered public accounting firm for fiscal December 31, 2022. If any other matter is properly presented at the meeting, your proxyholder (one of the individuals named on your proxy card) will vote your shares using his or her best judgment.
If I am a beneficial owner of shares held in street name and I do not provide my broker or bank with voting instructions, what happens?
If you are a beneficial owner of shares held in street name and you do not instruct your broker, bank, or other agent how to vote your shares, your broker, bank, or other agent may still be able to vote your shares in its discretion. Under the rules of the New York Stock Exchange (NYSE), brokers, banks, and other securities intermediaries subject to NYSE rules may use their discretion to vote your “uninstructed” shares with respect to matters considered to be “routine” under NYSE rules, but not with respect to “non-routine” matters. In this regard, Proposal 1 is considered to be “non-routine” under NYSE rules, meaning your broker may not vote your shares on this proposal in the absence of your voting instructions. However, Proposal 2 is considered to be a “routine” matter under NYSE rules, meaning if you do not return voting instructions to your broker by its deadline, your shares may be voted by your broker in its discretion on Proposal 2.
If you are a beneficial owner of shares held in street name, and you do not plan to attend the meeting, in order to ensure your shares are voted in the way you would prefer, you must provide voting instructions to your broker, bank, or other agent by the deadline provided in the materials you receive from your broker, bank, or other agent.
Who is paying for this proxy solicitation?
We will pay for the entire cost of soliciting proxies. In addition to these proxy materials, our directors and employees may also solicit proxies in person, by telephone, or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. We may also reimburse brokerage firms, banks, and other agents for the cost of forwarding proxy materials to beneficial owners.
What does it mean if I receive more than one Notice?
If you receive more than one Notice, your shares may be registered in more than one name or in different accounts. Please follow the voting instructions on the Notices to ensure all of your shares are voted.
Can I change my vote after submitting my proxy?
Stockholder of Record: Shares Registered in Your Name
Yes. You can revoke your proxy at any time before the final vote at the meeting. If you are the record holder of your shares, you may revoke your proxy in any one of the following ways:
•You may submit another properly completed proxy card with a later date.
•You may grant a subsequent proxy by telephone or through the internet.
•You may send a timely written notice you are revoking your proxy to Angion’s Secretary at 51 Charles Lindbergh Boulevard, Uniondale, New York 11553.
•You may attend the Annual Meeting virtually and vote online. Simply attending the meeting will not, by itself, revoke your proxy.
Your most current proxy card or telephone or internet proxy is the one that is counted.

Beneficial Owner: Shares Registered in the Name of Broker or Bank
If your shares are held by your broker, bank, or other agent, you should follow the instructions provided by your broker, bank, or other agent.
When are stockholder proposals and director nominations due for next year’s Annual Meeting?
To be considered for inclusion in next year’s proxy materials, your proposal must be submitted in writing by December 28, 2022, to Jennifer J. Rhodes, Corporate Secretary at 51 Charles Lindbergh Boulevard, Uniondale, New York 11553. However, if our 2023 Annual Meeting of Stockholders is held before May 10, 2023, or after July 9, 2023, then the deadline will be a reasonable time prior to the time we make our proxy materials available to our stockholders, either online or in printed form.
If you wish to submit a proposal (including a director nomination) at the meeting that is not to be included in next year’s proxy materials, you must provide specified information in writing to our Corporate Secretary at the address above not later than the close of business on March 11, 2023 nor earlier than the close of business February 13, 2023; provided, however, that if the date of our 2023 Annual Meeting is before March 11, 2023 or after February 13, 2023, notice by the stockholder to be timely must be so delivered, or mailed and received, not later than the ninetieth (90th) day prior to our 2023 Annual Meeting or, if later, the tenth (10th) day following the day on which public disclosure of the date of our 2023 Annual Meeting was first made by us. You are also advised to review our Bylaws, which contain a description of the information required to be submitted, as well as additional requirements about advance notice of stockholder proposals and director nominations.
How are votes counted?
Votes will be counted by the inspector of elections appointed for the meeting, who will separately count, for the proposal to elect directors, votes “For,” “Withhold” and broker non-votes; and with respect to the proposal to appoint the independent auditor for the fiscal year ending December 31, 2022, votes “For” and “Against,” abstentions and, if applicable, broker non-votes. Broker non-votes on Proposal 1 will have no effect and will not be counted towards the vote total for such proposal.
What are “broker non-votes”?
As discussed above, when a beneficial owner of shares held in street name does not give voting instructions to his or her broker, bank, or other securities intermediary holding his or her shares as to how to vote on matters deemed to be “non-routine” under NYSE rules, the broker, bank, or other such agent cannot vote the shares. These un-voted shares are counted as “broker non-votes.” Proposal 1 is considered to be “non-routine” under NYSE rules, and we therefore expect broker non-votes to exist in connection with Proposal 1. Proposal 2 is considered to be “routine” under NYSE rules, and we therefore do not expect broker non-votes to exist in connection with Proposal 2.
As a reminder, if you are a beneficial owner of shares held in street name, in order to ensure your shares are voted in the way you would prefer, you must provide voting instructions to your broker, bank, or other agent by the deadline provided in the materials you receive from your broker, bank, or other agent.
How many votes are needed to approve each proposal?
For the election of directors, the two nominees receiving the most “For” votes from the holders of shares present in person or virtually or represented by proxy and entitled to vote on the election of directors will be elected. Only votes “For” will affect the outcome of the vote. “Withhold” votes and broker non-votes will have no effect on the outcome.
To be approved, Proposal No. 2, ratification of the selection of Moss Adams LLP as Angion’s independent registered public accounting firm for fiscal year ending December 31, 2022, must receive “For” votes from the holders of a majority of the voting power of the shares present in person or virtually or represented by proxy at the meeting and voting affirmatively or negatively (excluding abstentions and broker non-votes) on this matter. Accordingly, abstentions will have no effect. We do not expect any broker non-votes on this matter but, if there are, broker non-votes will have no effect.

What is the quorum requirement?
A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if stockholders holding at least a majority of the outstanding shares entitled to vote are present at the meeting virtually or represented by proxy. On the record date, there were 29,957,942 shares outstanding and entitled to vote. Thus, the holders of 14,978,972 shares must be present virtually or represented by proxy at the meeting to have a quorum.
Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank, or other nominee) or if you vote online at the meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, (a) the person presiding over the meeting or (b) the holders of a majority of shares present at the meeting or represented by proxy may adjourn the meeting to another time and date.
How can I find out the results of the voting at the Annual Meeting?
Preliminary voting results will be announced at the Annual Meeting. In addition, final voting results will be published in a current report on Form 8-K we expect to file within four business days after the Annual Meeting. If final voting results are not available to us in time to file a Form 8-K within four business days after the meeting, we intend to file a Form 8-K to publish preliminary results and, within four business days after the final results are known to us, file an additional Form 8-K to publish the final results.

PROPOSAL 1
ELECTION OF DIRECTORS
Classified Board
Angion’s Board of Directors is divided into three classes. Each class has a three-year term. Vacancies on the Board of Directors may be filled only by a majority of the directors then in office. A director elected by the Board of Directors to fill a vacancy in a class, including vacancies created by an increase in the number of directors, shall serve for the remainder of the full term of that class and until the director’s successor is duly elected and qualified.
The Board of Directors currently has six members. There are two directors in the class whose term of office expires at the 2022 Annual Meeting of Stockholders. Each of the nominees listed below is currently a director of Angion who was nominated by the Board of Directors at the recommendation of the Nominating and Corporate Governance Committee. Dr. Venkatesan is our President, Chief Executive Officer and Chairman and has been a member of our Board of Directors since May 2018. Ms. Wilson was elected to the Board of Directors in April 2020, and was recommended to join our Board of Directors by our Chief Executive Officer. If elected at the Annual Meeting, each of these nominees would serve until the 2025 Annual Meeting and until his or her successor has been duly elected and qualified, or, if sooner, until the director’s death, resignation or removal. Angion encourages, but does not require, its directors and nominees for director to attend the Annual Meeting.
The following is a brief biography of each nominee and each director whose term will continue after the Annual Meeting.
Nominees for Election for a Three-year Term Expiring at the 2025 Annual Meeting
Jay Venkatesan, M.D., President, Chief Executive Officer, and Chairman
Dr. Venkatesan, age 50, has been our Chairman since January 2022, and our Chief Executive Officer and director since May 2018. Dr. Venkatesan has served as a Managing Partner of Alpine BioVentures, an investment firm, since July 2015. From July 2015 to August 2018, Dr. Venkatesan served as President of Alpine Immune Sciences, an immunotherapy company that he co-founded as a Managing Partner of Alpine BioVentures, and also served as its Chief Executive Officer from July 2015 to June 2016. Additionally, as Managing Partner of Alpine BioVentures, from January 2014 to August 2014, Dr. Venkatesan served as Founder and Chief Executive Officer of Alpine BioSciences, a biotechnology company, which was acquired by Cascadian Therapeutics, where he then served as Executive Vice President and General Manager from August 2014 to May 2015 (subsequently acquired by Seagen, Inc.). Since January 2008, Dr. Venkatesan has served as the founder and managing member of Ayer Capital, a global healthcare fund. Prior to that, he served as a director at Brookside Capital, part of Bain Capital, where he co-managed healthcare investments. He was also a consultant at McKinsey & Co., a consulting firm, and a venture investor with Patricof & Co. Ventures (now Apax Partners), an investment firm. Dr. Venkatesan has served on the board of Alpine Immune Sciences, Inc. since June 2015. Dr. Venkatesan previously served on the board of Exicure Inc. from March 2014 to December 2020 and Iovance Biotherapeutics Inc. from September 2013 to March 2018. He has an M.D. from the University of Pennsylvania School of Medicine, an M.B.A. from the Wharton School of the University of Pennsylvania, and a B.A. from Williams College.
We believe Dr. Venkatesan's leadership experience and investment experience in the biopharmaceutical industry qualify him to serve as a member of our Board of Directors.
Karen Wilson, Director
Ms. Wilson, age 59, has been a member of our Board of Directors since April 2020. Ms. Wilson is also currently a member of the boards of directors of Connect Biopharma Holdings Limited, Lava Therapeutics N.V., and Vaxart, Inc. Ms. Wilson previously served as Senior Vice President of Finance at Jazz Pharmaceuticals plc, a biopharmaceutical company, until September 2020 after serving as Principal Accounting Officer and Vice President of Finance. Prior to joining the Jazz Pharmaceuticals organization in February 2011, she served as Principal Accounting Officer and Vice President of Finance at PDL BioPharma, Inc., a life sciences company. She also previously served as a Principal at the consulting firm of Wilson Crisler LLC, Chief Financial Officer of ViroLogic, Inc., a biosciences company, Chief Financial Officer and Vice President of Operations for Novare Surgical Systems, Inc., a medical device manufacturer, and as a consultant and auditor for Deloitte & Touche LLP, a professional services firm. Ms. Wilson is a Certified Public Accountant and received a B.S. in Business from the University of California, Berkeley.
We believe Ms. Wilson is qualified to serve on our Board of Directors due to her extensive background in financial and accounting matters for public companies and her leadership experience in the life science industry.

THE BOARD OF DIRECTORS RECOMMENDS
A VOTE IN FAVOR OF EACH NAMED NOMINEE.
Directors Continuing in Office Until the 2023 Annual Meeting
Itzhak Goldberg, M.D., F.A.C.R., Director & Chairman Emeritus
Dr. Goldberg, age 73, has been our Chairman Emeritus since January 2022, served as our Executive Chairman and Chief Scientific Officer from March 2018 to February 2022, and prior to that served as our Chairman, President, Chief Executive Officer and Scientific Director since our founding in April 1998. Dr. Goldberg was formerly a faculty member at Harvard Medical School, Radiation Oncologist-in-Chief for the North Shore-LIJ (Northwell) Health System, and Professor at the Albert Einstein College of Medicine. He is a Fellow of the American College of Radiology. Dr. Goldberg has an M.D. from Albert Einstein College of Medicine, was a postdoctoral research fellow at Harvard Medical School and was subsequently trained as a radiation oncologist at the Harvard Joint Center for Radiation Therapy.
We believe Dr. Goldberg's extensive experience in the biopharmaceutical industry qualifies him to serve as a member of our Board of Directors.
Allen R. Nissenson, M.D., Director
Dr. Nissenson, age 75, has been a member of our Board of Directors since January 2020. He previously served as Chief Medical Officer of DaVita Kidney Care from August 2008 to January 2020 and Emeritus Chief Medical Officer from January 2020 to January 2022. He is currently an Emeritus Professor of Medicine at the David Geffen School of Medicine at UCLA, where he has served since August 2008 and where he previously served as Director of the Dialysis Program from July 1977 to August 2008 and Associate Dean from July 2005 to August 2008. Dr. Nissenson is also currently on the board of directors of Rockwell Medical Inc., a public biopharmaceutical company, which he joined in June 2020. Dr. Nissenson is the immediate past chair of Kidney Care Partners and immediate past co-chair of the Kidney Care Quality Alliance. He is a former president of the Renal Physicians Association (RPA) and current member of the Government Affairs Committee. Dr. Nissenson also previously served as president of the Southern California End-Stage Renal Disease Network, as well as chair of the Medical Review Board. He served as a Robert Wood Johnson Health Policy Fellow of the National Academy of Medicine from 1994 to 1995 and worked in the office of the late Senator Paul Wellstone. Dr. Nissenson has an M.D. from Northwestern University Medical School and is the recipient of various awards, including the President's Award of the National Kidney Foundation, the Lifetime Achievement Award in Hemodialysis, the American Association of Kidney Patients' (AAKP) Medal of Excellence Award and, in 2017, the RPA Distinguished Nephrology Service Award.
We believe Dr. Nissenson's years of experience in the healthcare industry qualify him to serve as a member of our Board of Directors.
Directors Continuing in Office Until the 2024 Annual Meeting
Victor F. Ganzi, J.D., Lead Independent Director
Mr. Ganzi, age 75, has been a member of our Board of Directors since April 2018, and lead independent director since February 2021. He has served as Non-Executive Chairman of the Board of Directors of Willis Towers Watson (Nasdaq: WTW), a global advisory, broking and solutions company, since January 2019 and as a director since January 2016. Previously, he served as a director of Towers Watson beginning on January 1, 2010, as Chairman of Towers Watson's Audit Committee, and a member of its Nominating and Governance Committee. Mr. Ganzi is presently a consultant and corporate director, serving on the public company board of Aveanna Healthcare Holdings Inc., a provider of pediatric and adult home healthcare and hospice care since 2016, and serving on the boards of numerous private and not-for-profit organizations, including PGA Tour, Inc., the Partnership to End Addiction, the Whitney Museum of American Art and the Madison Square Boys and Girls Club. Mr. Ganzi was the President and Chief Executive Officer of The Hearst Corporation, a private diversified communications company, from 2002 to 2008. He served as Hearst's Executive Vice President from 1997 to 2002 and as its Chief Operating Officer from 1998 to 2002. Prior to joining Hearst in 1990, Mr. Ganzi was the managing partner at the international law firm of Rogers & Wells (now part of Clifford Chance). Mr. Ganzi previously served as a director of Gentiva Health Services, Inc., Wyeth and Hearst-Argyle Television, Inc. Mr. Ganzi has a B.S. in Accounting summa cum laude, from Fordham University, a J.D. from Harvard Law School and an L.L.M. in Taxation from New York University.
We believe Mr. Ganzi's years of experience serving on boards and legal expertise qualify him to serve as a member of our Board of Directors.

Gilbert S. Omenn, M.D., PhD, Director
Dr. Omenn, age 80, has been a member of our Board of Directors since January 2020. Since 1997, Dr. Omenn has been a faculty member at the University of Michigan, where he is currently the Harold T. Shapiro Distinguished University Professor of Computational Medicine & Bioinformatics, Internal Medicine, Human Genetics, and Public Health. Earlier, he was the dean of the School of Public Health and Community Medicine and professor of medicine at the University of Washington. Dr. Omenn served as Executive Vice President for Medical Affairs of the University of Michigan and as Chief Executive Officer of the University of Michigan Health System from 1997 to 2002. Dr. Omenn is a member of the National Academy of Medicine. He chaired the Presidential/Congressional Commission on Risk Assessment and Risk Management, the NAS/NAE/IOM Committee on Science, Engineering, and Public Policy, and the Advisory Committee for the Agency for Toxic Substances and Disease Registry. He served on the National Commission on the Environment, the NIH Scientific Management Review Board, and the CDC Director's Advisory Committee. He is a past president of the American Association for the Advancement of Science and a member of the National Academy of Medicine. Since 2014, Dr. Omenn has served as a director of Galectin Therapeutics Inc., a biotechnology company. Dr. Omenn previously served as a director of Amgen, Inc. for 27 years and Rohm & Haas Company for 22 years. Dr. Omenn was a director of Esperion Therapeutics from August 2014 to May 2018. Dr. Omenn has a B.A. summa cum laude from Princeton University, M.D. magna cum laude from Harvard Medical School and Ph.D. in genetics from the University of Washington.
We believe Dr. Omenn's years of experience in the healthcare industry qualify him to serve as a member of our Board of Directors.
Diversity of our Board of Directors
The Board Diversity Matrix below provides the diversity statistics for our Board of Directors.

Board Diversity Matrix (As of April 27, 2022)
Total Number of Directors	6
	Female	Male
Part I: Gender Identity
Directors	1	5
Part II: Demographic Background
Asian		1
White	1	4

INFORMATION REGARDING THE BOARD OF DIRECTORS AND CORPORATE GOVERNANCE
INDEPENDENCE OF THE BOARD OF DIRECTORS
As required under the Nasdaq Stock Market (“Nasdaq”) listing standards, a majority of the members of a listed company’s Board of Directors must qualify as “independent,” as affirmatively determined by the Board of Directors. The Board of Directors consults with Angion’s counsel to ensure that their determinations are consistent with relevant securities and other laws and regulations regarding the definition of “independent,” including those set forth in pertinent listing standards of Nasdaq, as in effect from time to time.
Consistent with these considerations, after review of all relevant identified transactions or relationships between each director, or any of his or her family members, and Angion, its senior management and its independent auditors, the Board of Directors has affirmatively determined that the following four directors are independent directors within the meaning of the applicable Nasdaq listing standards: Mr. Ganzi, Dr. Nissenson, Dr. Omenn and Ms. Wilson. In making this determination, the Board of Directors found that none of these directors had a material or other disqualifying relationship with Angion. Dr. Venkatesan is not considered independent because he is an executive officer of Angion. Dr. Goldberg is not considered independent because he has been an executive officer of Angion within the past three years.
In addition, as required by The Nasdaq Global Select Market rules, our Board of Directors has made a subjective determination as to each independent director that no relationships exists that, in the opinion of our Board of Directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. In making these determinations, our Board of Directors reviewed and discussed information provided by the directors and us with regard to each director's business and personal activities and relationships as they may relate to us and our management. There are no family relationships among any of our directors or executive officers.
BOARD LEADERSHIP STRUCTURE
Angion’s Board of Directors is currently chaired by the President and Chief Executive Officer of Angion, Dr. Venkatesan. The Board of Directors has appointed Mr. Ganzi as lead independent director.
Given Angion is now a public company and in light of its corporate priorities and objectives for 2022, Angion believes that combining the positions of Chief Executive Officer and Board Chair helps to ensure that the Board of Directors and management act with a common purpose. In Angion’s view, separating the positions of Chief Executive Officer and Board Chair has the potential to give rise to divided leadership, which could interfere with good decision-making or weaken Angion’s ability to develop and implement strategy. Instead, Angion believes that combining the positions of Chief Executive Officer and Board Chair provides a single, clear chain of command to execute Angion’s strategic initiatives and business plans. In addition, Angion believes that a combined Chief Executive Officer/Board Chair is better positioned to act as a bridge between management and the Board of Directors, facilitating the regular flow of information. Angion also believes that it is advantageous to have a Board Chair with an extensive history with and knowledge of Angion (as is the case with Angion’s Chief Executive Officer) as compared to a relatively less informed independent Board Chair.
The Board of Directors appointed Mr. Ganzi as the lead independent director to help reinforce the independence of the Board of Directors as a whole. The position of lead independent director has been structured to serve as an effective balance to a combined Chief Executive Officer/Board Chair. The lead independent director is empowered to, among other duties and responsibilities, approve agendas and meeting schedules for regular Board of Directors meetings, preside over Board of Directors meetings in the absence of the Chair, preside over and establish the agendas for meetings of the independent directors, act as liaison between the Chair and the independent directors, preside over any portions of Board of Directors meetings at which the evaluation or compensation of the Chief Executive Officer is presented or discussed and, as appropriate upon request, act as a liaison to stockholders. In addition, it is the responsibility of the lead independent director to coordinate between the Board of Directors and management with regard to the determination and implementation of responses to any problematic risk management issues. As a result, Angion believes the lead independent director can help ensure the effective independent functioning of the Board of Directors in its oversight responsibilities. In addition, Angion believes the lead independent director is better positioned to build a consensus among directors and to serve as a conduit between the other independent directors and the Board Chair, for example, by facilitating the inclusion on meeting agendas of matters of concern to the independent directors.

ROLE OF THE BOARD IN RISK OVERSIGHT
Risk assessment and oversight are an integral part of our governance and management processes. Our Board of Directors encourages management to promote a culture incorporating risk management into our corporate strategy and day-to-day business operations. Management discusses strategic and operational risks at regular management meetings and conducts specific strategic planning and review sessions during the year including a focused discussion and analysis of the risks facing us. Throughout the year, senior management reviews these risks with the Board of Directors at regular board meetings as part of management presentations focusing on particular business functions, operations or strategies, and presents the steps taken by management to mitigate or eliminate such risks.
Our Board of Directors does not have a standing risk management committee, but rather administers this oversight function directly through our Board of Directors as a whole, as well as through various standing committees of our Board of Directors addressing risks inherent in their respective areas of oversight.
MEETINGS OF THE BOARD OF DIRECTORS
The Board of Directors met 12 times during the last fiscal year. Each director attended 75% or more of the aggregate number of meetings of the Board of Directors and of the committees on which he or she served, held during the portion of the last fiscal year for which he or she was a director or committee member.
As required under applicable Nasdaq listing standards, in fiscal 2021, Angion’s independent directors met 12 times in regularly scheduled executive sessions at which only independent directors were present. Our Lead Independent Director presides over the executive sessions.
INFORMATION REGARDING COMMITTEES OF THE BOARD OF DIRECTORS
Below is a description of each committee of the Board of Directors.
Each of the committees has authority to engage legal counsel or other experts or consultants, as it deems appropriate to carry out its responsibilities. The Board of Directors has determined each member of each committee meets the applicable Nasdaq rules and regulations regarding “independence” and each member is free of any relationship that would impair his or her individual exercise of independent judgment with regard to Angion.
Audit Committee
The Audit Committee of the Board of Directors was established by the Board of Directors in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), to oversee Angion’s corporate accounting and financial reporting processes and audits of its financial statements. For this purpose, the Audit Committee performs several functions, including among other things:
•appoints our independent registered public accounting firm;
•evaluates the independent registered public accounting firm's qualifications, independence and performance;
•determines the engagement of the independent registered public accounting firm;
•reviews and approves the scope of the annual audit and pre-approves the audit and non-audit fees and services;
•reviews and approves all related party transactions on an ongoing basis;
•establishes procedures for the receipt, retention and treatment of complaints received by Angion regarding accounting, internal accounting controls or auditing matters;
•discusses with management and the independent registered public accounting firm the results of the annual audit and the review of our quarterly financial statements;
•approves the retention of the independent registered public accounting firm to perform any proposed permissible non-audit services;
•monitors the rotation of partners of the independent registered public accounting firm on our engagement team in accordance with requirements established by the SEC;

•discusses on a periodic basis, or as appropriate, with management Angion's policies and procedures with respect to risk assessment and risk management;
•reviews our financial statements and our management's discussion and analysis of financial condition and results of operations to be included in our annual and quarterly reports to be filed with the SEC;
•annually reviews and assesses internal controls and treasury functions including cash management procedures;
•investigates any reports received through the ethics helpline and report to the Board of Directors periodically with respect to the information received through the ethics helpline and any related investigations;
•consults with management to establish procedures and internal controls relating to cybersecurity;
•reviews our critical accounting policies and estimates; and
•reviews the audit committee charter and the committee's performance at least annually.
The Audit Committee is composed of Karen Wilson, Victor Ganzi, J.D., Allen Nissenson, M.D., and Gilbert Omenn, M.D., Ph.D. Ms. Wilson serves as the chairperson of the audit committee. All members of our audit committee meet the requirements for financial literacy under the applicable rules and regulations of the SEC and Nasdaq. Our Board of Directors has determined Ms. Wilson is an audit committee financial expert as defined under the applicable rules of the SEC and has the requisite financial sophistication as defined under the applicable rules and regulations of Nasdaq. Our Board of Directors has determined that each of Ms. Wilson, Mr. Ganzi, Dr. Nissenson and Dr. Omenn are independent under the applicable rules of the SEC and Nasdaq.
The Audit Committee met five times during the fiscal year. The Board of Directors has adopted a written Audit Committee charter available to stockholders on Angion’s website at https://ir.angion.com/corporate-governance/governance-overview.
Report of the Audit Committee of the Board of Directors
The Audit Committee has reviewed and discussed with management of Angion the audited financial statements for the fiscal year ended December 31, 2021. The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (PCAOB) and the SEC. The Audit Committee has also received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent accountants’ communications with the audit committee concerning independence and has discussed with the independent registered public accounting firm the accounting firm’s independence. Based on the foregoing, the Audit Committee has recommended to the Board of Directors the audited financial statements be included in Angion’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021.
Karen J. Wilson, Chair
Victor Ganzi, J.D.
Allen R. Nissenson, M.D.
Gilbert S. Omenn, M.D., Ph.D.
The material in this report is not “soliciting material,” is not deemed “filed” with the Commission and is not to be incorporated by reference in any filing by Angion under the Securities Act of 1933, as amended, or the Securities Act, or the Securities Exchange Act of 1934, as amended, or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

Compensation Committee
The Compensation Committee is composed of Allen Nissenson, M.D., Victor Ganzi, J.D., Gilbert Omenn, M.D., Ph.D., and Karen Wilson. Dr. Nissenson serves as the chairperson of the committee. Each of the members of our compensation committee is independent under the applicable rules and regulations of Nasdaq and is a "non-employee director" as defined in Rule 16b-3 promulgated under the Exchange Act. The Compensation Committee met four times during the fiscal year. The Board of Directors has adopted a written Compensation Committee charter available to stockholders on Angion’s website at https://ir.angion.com/corporate-governance/governance-overview.
The compensation committee oversees policies relating to compensation and benefits of our officers and employees. The compensation committee reviews and approves or recommends to our Board of Directors corporate goals and objectives relevant to compensation of our executive officers (other than our Chief Executive Officer), evaluates the performance of these officers in light of those goals and objectives and approves the compensation of these officers based on such evaluations. The compensation committee also reviews and approves or makes recommendations to our Board of Directors regarding the issuance of stock options and other awards under our stock plans to our executive officers (other than our Chief Executive Officer). The compensation committee reviews the performance of our Chief Executive Officer and makes recommendations to our Board of Directors with respect to his compensation and our Board of Directors retains the authority to make compensation decisions relative to our Chief Executive Officer. The compensation committee will review and evaluate, at least annually, the performance of the compensation committee and its members, including compliance by the compensation committee with its charter.
Typically, the Compensation Committee meets at least four times annually and with greater frequency if necessary. The Compensation Committee meets regularly in executive session. However, from time to time, various members of management and other employees as well as outside advisors or consultants may be invited by the Compensation Committee to make presentations, to provide financial or other background information or advice or to otherwise participate in Compensation Committee meetings. The Chief Executive Officer may not participate in, or be present during, any deliberations or determinations of the Compensation Committee regarding his compensation or individual performance objectives. The charter of the Compensation Committee grants the Compensation Committee full access to all books, records, facilities and personnel of Angion. In addition, under the charter, the Compensation Committee has the authority to obtain, at the expense of Angion, advice and assistance from compensation consultants and internal and external legal, accounting or other advisors and other external resources the Compensation Committee considers necessary or appropriate in the performance of its duties. The Compensation Committee has direct responsibility for the oversight of the work of any consultants or advisers engaged for the purpose of advising the Committee. In particular, the Compensation Committee has the sole authority to retain, in its sole discretion, compensation consultants to assist in its evaluation of executive and director compensation, including the authority to approve the consultant’s reasonable fees and other retention terms. Under the charter, the Compensation Committee may select, or receive advice from, a compensation consultant, legal counsel or other adviser to the compensation committee, other than in-house legal counsel and certain other types of advisers, only after taking into consideration six factors, prescribed by the SEC and Nasdaq, that bear upon the adviser’s independence; however, there is no requirement that any adviser be independent.
During the past fiscal year, after taking into consideration the six factors prescribed by the SEC and Nasdaq described above, the Compensation Committee engaged Aon as compensation consultants. The Compensation Committee requested that Aon:
•evaluate the efficacy of Angion’s existing compensation strategy and practices in supporting and reinforcing Angion’s long-term strategic goals; and
•assist in refining Angion’s compensation strategy and in developing and implementing an executive compensation program to execute that strategy.
At the request of the Compensation Committee, Aon also conducted an individual interviews with the chairperson of the Compensation Committee and management to learn more about Angion’s business operations and strategy, key performance metrics and strategic goals, as well as the labor markets in which Angion competes. Aon ultimately developed recommendations that were presented to the Compensation Committee for its consideration. Following an active dialogue with Aon, the Compensation Committee approved the recommendations of Aon.
Our Board of Directors, at the recommendation of our Compensation Committee, has also delegated to our Chief Executive Officer the authority to determine and approve the equity compensation payable to Angion’s employees and consultants who are not “officers” (as defined in Section 16 of the Exchange Act).

Nominating and Corporate Governance Committee
The Nominating and Corporate Governance Committee of the Board of Directors is responsible for making recommendations to our Board of Directors regarding candidates for directorships and the size and composition of our board of directors. In addition, the nominating and corporate governance committee will be responsible for overseeing our corporate governance policies and reporting and making recommendations to our Board of Directors concerning governance matters.
The Nominating and Corporate Governance Committee is composed of Gilbert Omenn, M.D., Ph.D., Victor Ganzi, J.D., Allen Nissenson, M.D., and Karen Wilson. Dr. Omenn serves as the chairperson of the committee. Each of the members of our nominating and corporate governance committee is independent under the applicable rules and regulations of Nasdaq relating to nominating and corporate governance committee independence. The Nominating and Corporate Governance Committee met five times during the fiscal year. The Board of Directors has adopted a written Nominating and Corporate Governance Committee charter available to stockholders on Angion’s website at https://ir.angion.com/corporate-governance/governance-overview.
The Nominating and Corporate Governance Committee believes candidates for director should have certain minimum qualifications, including the ability to read and understand basic financial statements, and have the highest personal integrity and ethics. The Nominating and Corporate Governance Committee also considers such factors as possessing relevant expertise upon which to be able to offer advice and guidance to management, having sufficient time to devote to the affairs of Angion, demonstrated excellence in his or her field, having the ability to exercise sound business judgment and having the commitment to rigorously represent the long-term interests of Angion’s stockholders. However, the Nominating and Corporate Governance Committee retains the right to modify these qualifications from time to time. Candidates for director nominees are reviewed in the context of the current composition of the Board of Directors, the operating requirements of Angion and the long-term interests of stockholders. In conducting this assessment, the Nominating and Corporate Governance Committee typically considers diversity (including gender, racial and ethnic diversity), age, skills and such other factors as it deems appropriate, given the current needs of the Board of Directors and Angion, to maintain a balance of knowledge, experience and capability. The Nominating and Corporate Governance Committee appreciates the value of thoughtful Board refreshment, and regularly identifies and considers qualities, skills and other director attributes that would enhance the composition of the Board of Directors. The Committee takes into account the results of the Board of Directors’ self-evaluation, conducted annually on a group and individual basis. In the case of new director candidates, the Nominating and Corporate Governance Committee also determines whether the nominee is independent for Nasdaq purposes, which determination is based upon applicable Nasdaq listing standards, applicable SEC rules and regulations and the advice of counsel, if necessary. The Nominating and Corporate Governance Committee then uses its network of contacts to compile a list of potential candidates, but may also engage, if it deems appropriate, a professional search firm. The Nominating and Corporate Governance Committee conducts any appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates after considering the function and needs of the Board of Directors. The Nominating and Corporate Governance Committee meets to discuss and consider the candidates’ qualifications and then selects a nominee for recommendation to the Board of Directors by majority vote.
Policy Regarding Consideration of Director Candidates Recommended by Stockholders
The Nominating and Corporate Governance Committee has adopted a policy regarding consideration of director candidates recommended by stockholders. Stockholders who wish to recommend individuals for consideration by the Nominating and Corporate Governance Committee to become nominees for election to the Board of Directors may do so by delivering a written recommendation to the Corporate Secretary at Angion Biomedica Corp., 51 Charles Lindbergh Boulevard, Uniondale, New York 11553, at least 120 days prior to the anniversary date of the mailing of the proxy statement for the last Annual Meeting of stockholders and must include the following information: name and address of the nominating stockholder; a representation that the nominating stockholder is a record holder; a representation that the nominating stockholder intends to appear in person or by proxy at the Annual Meeting to nominate the person or persons specified; information regarding each nominee that would be required to be included in a proxy statement; a description of any arrangements or understandings between the nominating stockholder and the nominee; and the consent of each nominee to serve as a director, if elected.
The Nominating and Corporate Governance Committee will evaluate candidates recommended by a stockholder in the same manner as candidates identified any other person, including members of the Board of Directors.

COMMUNICATIONS WITH THE BOARD OF DIRECTORS
Historically, Angion has not provided a formal process related to stockholder communications with the Board of Directors. Nevertheless, every effort has been made to ensure the views of stockholders are heard by the Board of Directors or individual directors, as applicable, and appropriate responses are provided to stockholders in a timely manner. Angion believes its responsiveness to stockholder communications to the Board of Directors has been excellent. Nevertheless, during the upcoming year, the Nominating and Corporate Governance Committee will give full consideration to the adoption of a formal process for stockholder communications with the Board of Directors and, if adopted, publish it promptly and post it to Angion’s website.
CODE OF BUSINESS CONDUCT AND ETHICS
Angion has adopted the Angion Code of Business Conduct and Ethics applying to all officers, directors and employees. The Code of Business Conduct and Ethics is available on Angion’s website at https://ir.angion.com/corporate-governance/governance-overview. If Angion makes any substantive amendments to the Code of Business Conduct and Ethics or grants any waiver from a provision of the Code to any executive officer or director, Angion will promptly disclose the nature of the amendment or waiver on its website.
CORPORATE GOVERNANCE GUIDELINES
In January 2021, the Board of Directors documented the governance practices followed by Angion by adopting Corporate Governance Guidelines to assure the Board of Directors will have the necessary authority and practices in place to review and evaluate Angion’s business operations as needed and to make decisions that are independent of Angion’s management. The guidelines are also intended to align the interests of directors and management with those of Angion’s stockholders. The Corporate Governance Guidelines set forth the practices the Board of Directors intends to follow with respect to board composition and selection including diversity, board meetings and involvement of senior management, and board committees and compensation. The Corporate Governance Guidelines, as well as the charters for each committee of the Board of Directors, may be viewed at https://ir.angion.com/corporate-governance/governance-overview.
HEDGING POLICY
As part of our insider trading policy, all employees, including our executive officers, and non-employee directors are prohibited from engaging in short sales of our securities, establishing margin accounts, pledging our securities as collateral for a loan, buying or selling puts or calls on our securities or otherwise engaging in hedging transactions (such as zero-cost dollars, exchange funds, and forward sale contracts) involving our securities.

PROPOSAL 2
RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Audit Committee of the Board of Directors has selected Moss Adams LLP as Angion’s independent registered public accounting firm for the fiscal year ending December 31, 2022 and has further directed that management submit the selection of its independent registered public accounting firm for ratification by the stockholders at the Annual Meeting. Moss Adams LLP has audited Angion’s financial statements since 2018. Representatives of Moss Adams LLP are expected to attend the Annual Meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.
Neither Angion’s Bylaws nor other governing documents or law require stockholder ratification of the selection of Moss Adams LLP as Angion’s independent registered public accounting firm. However, the Audit Committee of the Board of Directors is submitting the selection of Moss Adams LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee of the Board of Directors will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee of the Board of Directors in its discretion may direct the appointment of different independent auditors at any time during the year if they determine that such a change would be in the best interests of Angion and its stockholders.
The affirmative vote of the holders of a majority of the shares present in person or virtually or represented by proxy and entitled to vote on the matter at the Annual Meeting will be required to ratify the selection of Moss Adams LLP.
PRINCIPAL ACCOUNTANT FEES AND SERVICES
The following table sets forth all fees billed for professional audit, tax and other services rendered by Moss Adams LLP (in thousands):

	Year Ended December 31,
	2021	2020
Audit Fees (1)	$408	$979
Tax Fees (2)	22	14
Other (3)	31	35
Total Fees	$461	$1,028
__________________________
(1)Audit fees are for professional services for the audit of our financial statements, the review of quarterly interim financial statements, and for services that are normally provided by the accountant in connection with other regulatory filings or engagements. Fees for the year ended December 31, 2021 include services associated with our initial public offering and services rendered for the 2021 audit. Fees for the year ended December 31, 2020 include services associated with our initial public offering and services rendered for the 2020 audit.
(2)Tax fees are for compliance and consultation.
(3)Other fees are for grant compliance audit fee in 2021 and 2020.
PRE-APPROVAL POLICIES AND PROCEDURES.
The Audit Committee has adopted a policy and procedures for the pre-approval of audit and non-audit services rendered by Angion’s independent registered public accounting firm, Moss Adams LLP. The policy generally pre-approves specified services in the defined categories of audit services, audit-related services and tax services up to specified amounts. Pre-approval may also be given as part of the Audit Committee’s approval of the scope of the engagement of the independent auditor or on an individual, explicit, case-by-case basis before the independent auditor is engaged to provide each service. The pre-approval of services may be delegated to one or more of the Audit Committee’s members, but the decision must be reported to the full Audit Committee at its next scheduled meeting.
The Audit Committee has determined the rendering of services other than audit services by Moss Adams LLP is compatible with maintaining the principal accountant’s independence.
THE BOARD OF DIRECTORS RECOMMENDS
A VOTE IN FAVOR OF PROPOSAL 2.

SECURITY OWNERSHIP OF
CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth certain information regarding the ownership of Angion’s common stock as of April 1, 2022 by: (i) each director and nominee for director; (ii) each of the executive officers named in the Summary Compensation Table; (iii) all executive officers and directors of Angion as a group; and (iv) all those known by Angion to be beneficial owners of more than five percent of its common stock.

	Beneficial Ownership as of April 1, 2022 (1)
Beneficial Owner	Number of Shares	Percent of Total
5% and Greater Stockholders:
Jay R. Venkatesan, M.D. (2)	2,790,165	9.0%
Entities associated with Vifor (International), Ltd. (3)	1,995,643	6.7%
EISA-ABC LLC (4)	1,722,237	5.7%
Itzhak D. Goldberg, M.D. (5)	1,719,610	5.7%

Named Executive Officers and Directors:
Jay R. Venkatesan, M.D. (6)	2,790,165	9.0%
Itzhak D. Goldberg, M.D. (7)	1,719,610	5.7%
Victor F. Ganzi, J.D. (8)	1,019,628	3.4%
John Neylan, M.D. (9)	225,721	*
Jennifer J. Rhodes, J.D. (10)	159,237	*
Gilbert S. Omenn, M.D., Ph.D. (11)	122,256	*
Greg Curhan (12)	115,515	*
Karen J. Wilson (13)	59,648	*
Allen R. Nissenson, M.D. (14)	40,930	*
All executive officers and directors as a group (9 persons) (15)	6,252,710	19.7%
__________________________
*Less than one percent.
(1)This table is based upon information supplied by officers, directors and principal stockholders and Schedules 13D and 13G filed with the SEC. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, Angion believes that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Applicable percentages are based on 29,957,942 shares outstanding on April 1, 2022, adjusted as required by rules promulgated by the SEC. Unless otherwise noted below, the address for persons listed in the table is c/o Angion Biomedica Corp. 51 Charles Lindbergh Boulevard, Uniondale, New York 11553.
(2)Consists of (i) 1,705,679 shares of our common stock held directly by Jay R. Venkatesan, M.D., (ii) 1,074,951 shares of our common stock that may be acquired pursuant to the exercise of stock options within 60 days of April 1, 2022, and (iii) 9,535 shares of our common stock held by the Venkatesan Family Trust.
(3)Based upon a Schedule 13G filed on March 30, 2022. Vifor (International), Ltd. and Vifor Pharma Ltd. each have shared voting and dispositive power with respect to these shares, and Vifor Fresenius Medical Care Renal Pharma Ltd. may also be deemed to beneficially own these shares. The address for each of these entities is Rechenstrasse 37, CH-9014 St. Gallen, Switzerland.
(4)Based on a Schedule 13G filed on February 14, 2022. The address of EISA-ABC, LLC is 41 Brayton Street, Englewood, NJ 07631.
(5)Consists of (i) 1,627,313 shares of our common stock held directly by Itzhak D. Goldberg, M.D., and (ii) 92,297 shares of our common stock that may be acquired pursuant to the exercise of stock options within 60 days of April 1, 2022. The address of Dr. Goldberg is 41 Brayton Street, Englewood, NJ 07631.
(6)Consists of the shares described in footnote 2 above.
(7)Consists of the shares described in footnote 5 above.
(8)Consists of (i) 823,117 shares of our common stock held directly by Victor F. Ganzi, J.D., (ii) 155,581 shares of our common stock held by Victor F Ganzi 2012 GST Family Trust held by Victor Ganzi, and (iii) 40,930 shares of our common stock that may be acquired pursuant to the exercise of stock options within 60 days of April 1, 2022.
(9)Consists of (i) 35,136 shares of our common stock held directly by John Neylan, M.D., and (ii) 190,585 shares of our common stock that may be acquired pursuant to the exercise of stock options within 60 days of April 1, 2022.
(10)Consists of (i) 14,597 shares of our common stock held directly by Jennifer J. Rhodes, J.D., and (ii) 144,640 that may be acquired pursuant to the exercise of stock options within 60 days of April 1, 2022.

(11)Consists of (i) 80,326 shares of our common stock held by the Gilbert S. Omenn Revocable Trust, and (ii) 40,930 shares of common stock that may be acquired pursuant to the exercise of stock options within 60 days of April 1, 2022.
(12)Consists of (i) 4,000 shares of our common stock held directly by Greg Curhan, and (ii) 111,515 that may be acquired pursuant to the exercise of stock options within 60 days of April 1, 2022.
(13)Consists of (i) 18,718 shares of our common stock held directly by Karen Wilson, and (ii) 40,930 shares of our common stock that may be acquired pursuant to the exercise of stock options within 60 days of April 1, 2022.
(14)Consists solely of shares of our common stock that may be acquired pursuant to the exercise of stock options within 60 days of April 1, 2022.
(15)Consists of the shares described in footnotes 6 through 14 above.
Delinquent Section 16(a) Reports
Section 16(a) of the Exchange Act requires our directors, executive officers, and persons holding more than 10% of our common stock to report their initial ownership of the common stock and other equity securities and any changes in that ownership in reports that must be filed with the SEC. The SEC has designated specific deadlines for these reports, and we must identify in our Annual Report on Form 10-K those persons who did not file these reports when due.
We filed reports on behalf of our directors, executive officers and 10% holders during the year ended December 31, 2021. Such reports were filed consistent with the reporting obligations of Section 16(a) of the Exchange Act, except untimely reports were filed on behalf of Dr. Goldberg and Dr. Venkatesan on November 17, 2021 and December 17, 2021, respectively, reporting the shares withheld to satisfy tax or other government withholding obligations in connection with the vesting of Performance Stock Units.
To Angion’s knowledge, based solely on a review of the copies of such reports filed on the SEC’s EDGAR system and written representations that no other reports were required, during the fiscal year ended December 31, 2021, all Section 16(a) filing requirements applicable to its officers, directors and greater than ten percent beneficial owners were complied with; except that EISA-ABC LLC, a 10% stockholder of Angion, filed its Form 3 late reporting its ownership of Angion’s common stock at the date of our initial public offering of our common stock.
EXECUTIVE OFFICERS OF THE COMPANY
The following table sets forth information concerning our executive officers, including their ages, as of April 27, 2022. Biographical information for Jay R. Venkatesan, M.D. and Itzhak D. Goldberg, M.D. is included in Proposal No. 1.

Name	Age	Position(s)
Jay R. Venkatesan, M.D.	50	President and Chief Executive Officer and Director
Itzhak D. Goldberg, M.D.	73	Executive Chairman and Chief Scientific Officer
John F. Neylan, M.D.	68	Executive Vice President and Chief Medical Officer
Jennifer J. Rhodes, J.D.	52	Executive Vice President, General Counsel, Chief Compliance Officer and Corporate Secretary
Gregory S. Curhan	60	Chief Financial Officer
John F. Neylan, M.D.   Dr. Neylan was appointed Executive Vice President and Head of Research in March 2022, and he has served as our Chief Medical Officer since December 2018. From April 2015 to December 2018, Dr. Neylan served as Chief Medical Officer of Keryx, a biopharmaceutical company focused on nephrology. From May 2008 to April 2015, Dr. Neylan served as Senior Vice President, Clinical Development, at Genzyme Corporation, a biopharmaceutical company focusing on specialty metabolic diseases. From 2000 to 2008, Dr. Neylan served as Vice President, Research and Development for Wyeth Research, a pharmaceutical company, overseeing the clinical development of transplantation therapeutics and providing medical affairs support to the transplant franchise. Dr. Neylan has also held prestigious positions in academia, including Professor of Medicine at Emory University and Assistant Professor of Medicine at University of California, Davis, serving at both institutions as Medical Director of the respective Renal Transplant Programs, with oversight of the clinical research programs. Dr. Neylan has a B.S. from Duke University and an M.D. from Rush Medical School in Chicago. He completed his Internal Medicine residency at Vanderbilt University and fellowships in Nephrology and in Transplantation and Immunogenetics at Brigham and Women's Hospital, Harvard University. He was formerly the President of the American Society of Transplantation, past Board Member of the National Kidney Foundation and a past Industry Representative on the FDA Cardiovascular and Renal Drugs Advisory Committee.

Jennifer J. Rhodes, J.D.   Ms. Rhodes was appointed Executive Vice President and Chief Business Officer in March 2022 and she has served as General Counsel, Chief Compliance Officer and Corporate Secretary since January 2020. In February 2019, Ms. Rhodes also became a director of Legal Aid at Work, a non-profit legal services organization. Ms. Rhodes previously served as General Counsel and Corporate Secretary at Adamas Pharmaceuticals, Inc., a public pharmaceutical company, from April 2016 until January 2020, during which time she also served as Chief Compliance Officer since August 2016 and Chief Business Officer since January 2017. Prior to that, Ms. Rhodes served as General Counsel at Medivation, Inc., a biopharmaceutical company, from June 2012 to September 2015, where she was responsible for Medivation's legal matters, and also served as Corporate Secretary from April 2013 to September 2015 and as Chief Compliance Officer from July 2012 to October 2014. From May 2006 to June 2012, Ms. Rhodes was an Assistant General Counsel at Pfizer Inc., a biopharmaceutical company, where she supported the U.S. Primary Care Business and its Primary Care Medicines Development Group and served as a global product lead for Pfizer Inc.'s primary care medicines. Prior to joining Pfizer Inc., she was an associate in the regulatory law and international trade practice areas at Weil, Gotshal & Manges, LLP from October 2000 to April 2006. Ms. Rhodes has a J.D. from Wake Forest University School of Law and a B.A. in Economics from Newcomb College of Tulane University.
Gregory S. Curhan.   Mr. Curhan has served as our Chief Financial Officer since June 2020 through his capacity as a partner at FLG Partners, LLC (FLG Partners), a Silicon Valley chief financial officer services firm. Prior to joining FLG Partners, LLC, Mr. Curhan was Chief Financial Officer and Senior Vice President Corporate Development of Providence Medical Technology, a venture-backed medical device manufacturer, from December 2016 until January 2020. Prior to that, Mr. Curhan was a Business Development Officer at Brighton Jones, a financial planning company, from December 2012 to December 2016. Mr. Curhan has a B.A. in Economics from Dartmouth College.
EXECUTIVE COMPENSATION
The following is a discussion and analysis of compensation arrangements of our named executive officers (“Named Executive Officers”). This discussion contains forward looking statements that are based on our current plans, considerations, expectations and determinations regarding future compensation programs. Actual compensation programs that we adopt may differ materially from currently planned programs as summarized in this discussion. As an “emerging growth company” as defined in the JOBS Act, we are not required to include a Compensation Discussion and Analysis section and have elected to comply with the scaled disclosure requirements applicable to emerging growth companies.
We seek to ensure the total compensation paid to our executive officers is reasonable and competitive. Compensation of our executives is structured around the achievement of individual performance and near-term corporate targets as well as long-term business objectives.
Our Named Executive Officers for fiscal year 2021 were as follows:
•Jay R. Venkatesan, M.D., President and Chief Executive Officer and Chairman of the Board (1);
•Itzhak Goldberg, M.D., Director and Chairman Emeritus (2); and
•John Neylan, M.D., Executive Vice President, Chief Medical Officer and Head of Research
__________________________
(1)Dr. Venkatesan was appointed Chairman of the Board of Directors in January 2022.
(2)After serving as Executive Chairman and Chief Scientific Officer for Angion during the year ended December 31, 2021. Dr. Goldberg resigned his employment in February 2022, and no longer serves as an Executive Officer of Angion.

2021 Summary Compensation Table
The following table sets forth total compensation paid to our Named Executive Officers for the fiscal year ending on December 31, 2021, and with respect to Dr. Venkatesan, 2020. Neither Dr. Goldberg or Dr. Neylan were named executive officers in 2020 and, accordingly, their compensation for 2020 is omitted.

Name and Principal Position	Year	Salary ($)	Bonus (1) ($)	Option Awards (2) ($)	Total (3) ($)
Jay R. Venkatesan, M.D., President and Chief Executive Officer and Chairman of the Board (4)	2021	587,100	—	1,952,099	2,539,199
	2020	570,000	194,800	629,598	1,394,398
Itzhak D. Goldberg, M.D., Executive Chairman and Chief Scientific Officer (5)	2021	484,018	—	763,863	1,247,881
John F. Neylan, M.D., Executive Vice President, Chief Medical Officer and Head of Research (6)	2021	468,650	—	763,863	1,232,513
__________________________
(1)The bonus column includes discretionary annual bonuses paid to each of our Named Executive Officers in connection with their service in the applicable fiscal year. For fiscal year 2020, the bonuses were paid in March 2021. Please see the descriptions of the bonuses paid to our Named Executive Officers under "2021 Bonuses" below, including target amounts for the discretionary annual bonuses.
(2)Amounts shown represents the grant date fair value of options granted as calculated in accordance with ASC Topic 718. See Note 2 of the financial statements included in this Annual Report on Form 10-K for the assumptions used in calculating this amount.
(3)Named Executive Officers received no compensation other than salaries, bonuses, and stock option awards.
(4)Dr. Venkatesan was appointed Chairman of the Board of Directors in January 2022.
(5)After serving as Executive Chairman and Chief Scientific Officer for Angion during the year ended December 31, 2021, Dr. Goldberg resigned his employment in February 2022, and no longer serves as an Executive Officer of Angion. Dr. Goldberg continues to serve as a Director and Chairman Emeritus.
(6)Dr. Neylan was appointed Executive Vice President and Head of Research in March 2022, and continues to serve as Chief Medical Officer.
Narrative to Summary Compensation Table
2021 Salaries
Our Named Executive Officers each receive a base salary to compensate them for services rendered to our company. The base salary payable to each named executive officer is intended to provide a fixed component of compensation reflecting the executive's skill set, experience, role and responsibilities. Dr. Venkatesan's base salary in 2020 was $570,000 and was increased to $587,100, effective as of January 1, 2021. Dr. Venkatesan current annual salary, effective January 1, 2022 is $608,000. Dr. Goldberg's base salary in 2020 was $469,920 and was increased in 2021 to $484,018, effective as of January 1, 2021. Dr. Goldberg is no longer employed by Angion. Dr. Neylan's base salary in 2020 was $455,000 and was increased to $468,650, effective as of January 1, 2021. Dr. Neylan’s current annual salary, effective January 1, 2022, is $485,100. Our Board of Directors and compensation committee may adjust base salaries from time to time in their discretion.
2021 Bonuses
Our Named Executive Officers did not receive a 2021 discretionary cash bonus. We paid each of our Named Executive Officers a discretionary cash bonus in 2021 in connection with their contributions to Angion in 2020, based upon their bonus targets, or 50%, 40% and 40% of Dr. Venkatesan's, Dr. Goldberg’s and Dr. Neylan's base salary, respectively.
Equity-Based Compensation
In February 2021, we granted each of Dr. Venkatesan, Dr. Goldberg and Dr. Neylan an option to purchase 178,920, 70,012 and 70,012 shares of our common stock, respectively, under our 2021 Incentive Award Plan (the “2021 Plan”). Each of Dr. Venkatesan's, Dr. Goldberg’s and Dr. Neylan’s options vest as to 1/48th of the shares subject to the option on each monthly anniversary of February 5, 2021, subject to the applicable Named Executive Officer being employed or in continuous service to us as defined in the 2021 Plan through such vesting date. Upon our IPO in February 2021, Dr. Venkatesan’s and Dr. Goldberg’s performance-based restricted stock units (PSUs) met the performance condition, an initial public offering as defined in the Amended and Second Restated 2015 Equity Award Plan (the “2015 Plan”). Accordingly, the vesting of such PSUs in three equal parts, with the first part vesting commenced upon the IPO in February 2021, the second part vesting for each Dr. Venkatesan and Dr. Goldberg on June 24, 2021, and the third part to vest for each on June 24, 2022. As of December 31, 2021, 371,020 PSUs have been vested.

Other Elements of Compensation
Retirement Savings and Health and Welfare Benefits
On January 1, 2021, we implemented a 401(k) Retirement Savings Program through a third-party provider. Our Named Executive Officers are eligible to participate our 401(k) Program on the same terms as other full-time employees. We match 100% of the first 3% of a participant's annual eligible contributions to their 401(k) plan, and 50% of annual eligible contribution between 3% and 5%. We terminated our simple IRA plan for our employees, including our named executive officers, who satisfy certain eligibility requirements on December 31, 2020. We believe that providing a vehicle for tax-deferred retirement savings though 401(k) Plan and our former simple IRA plan adds to the overall desirability of our executive compensation package and further incentivizes our employees, including our Named Executive Officers, in accordance with our compensation policies.
All of our full-time employees, including our Named Executive Officers, are eligible to participate in our health and welfare plans, including medical, dental and vision benefits; short-term and long-term disability insurance; and life and AD&D insurance.
Perquisites and Other Personal Benefits
We determine perquisites on a case-by-case basis and will provide a perquisite to a Named Executive Officer when we believe it is necessary to attract or retain the Named Executive Officer. In 2021 and 2020, we did not provide any perquisites or personal benefits to our Named Executive Officers not otherwise made available to our other employees.
Outstanding Equity Awards at 2021 Fiscal Year End
The following table lists all outstanding equity awards held by our Named Executive Officers as of December 31, 2021.

		Option Awards				Stock Awards
Name	Vesting Commencement Date (1)	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares that Have Not Vested (#)	Market Value of Shares or Units of Shares that Have Not Vested ($) (2)
Jay R. Venkatesan, M.D.	5/1/2018 (3)	934,400	—	5.89	5/1/2028	—	—
	6/24/2019 (4)	—	—	—	6/24/2022	92,755	268,990
	6/18/2020 (1)	46,674	77,792	7.77	6/17/2030	—	—
	2/5/2021 (1)	37,275	141,645	16.00	2/4/2031	—	—
Itzhak Goldberg, M.D.	12/19/2018	40,600	—	6.05	1/21/2029	—	—
	6/24/2019 (4)	—	—	—	6/24/2022	92,755	268,990
	6/18/2020 (1)	23,337	38,896	7.77	6/17/2030	—	—
	2/5/2021 (1)	14,585	55,427	16.00	2/4/2031	—	—
John Neylan, M.D.	12/17/2018 (5)	116,687	—	6.43	12/18/2028	—	—
	6/18/2020 (1)	35,005	58,344	7.77	8/30/2030	—	—
	2/5/2021 (1)	14,585	55,427	16.00	12/8/2030	—	—
__________________________
(1)Except as otherwise noted, options and stock awards vest as to 1/48th of the shares subject to the award on each monthly anniversary of the vesting commencement date, subject to the holder's continued service to Angion through each vesting date.
(2)The market value of shares that have not vested is calculated based on the fair market value of our common stock as of December 31, 2021.
(3)The stock option vests as to 25% of the shares on the vesting commencement date and thereafter 10% of the shares vest on each quarterly anniversary, subject to Dr. Venkatesan's continued service to us through such vesting date; provided that an additional 25% of the shares can vest if certain financing goals are achieved.

(4)The non-market performance and service conditions based restricted stock units (PSUs) vest upon the occurrence of two vesting conditions, which must be achieved within seven years from the date of grant, a service vesting condition (the Service-Based Requirement) and a liquidity event requirement (the Liquidity Event Requirement). The Liquidity Event Requirement will be satisfied as to any then-outstanding RSUs that have not terminated earlier on the first to occur of (i) a change in control of Angion or (ii) the six month anniversary of or, if earlier, March 15 of the year following an initial public offering of Angion. The PSUs condition was met upon the closing of our IPO in February 2021. Accordingly, the PSUs vest in three equal parts, with the first part vesting commenced upon the IPO in February 2021, the second part vested on June 24, 2021, and the third part to vest on June 24, 2022. As of December 31, 2021, 371,020 PSUs have been vested.
(5)The stock option shall vest as to 25% of the shares on the first anniversary of the vesting commencement date and vest as to the remaining 75% of the shares in 24 substantially equal monthly installments thereafter, such that all awards will be vested on the third year anniversary of the vesting commencement date, subject to the holder's continued service to Angion through such vesting date.
Executive Compensation Arrangements
Service Agreements
Jay R. Venkatesan, M.D.
In March 2019, we entered into an amended and restated employment agreement with Dr. Venkatesan, which sets forth his base salary going forward, an additional stock grant of 45,419 shares of our common stock as compensation for service previously rendered and eligibility to participate in our benefit plans. Dr. Venkatesan was also eligible to receive an additional equity award that was granted by us in June 2019, which will vest on the same terms as other senior management of Angion under the vesting schedule described above in the section entitled "Equity-Based Compensation", provided the equity shall vest in full upon a change of control of Angion or his termination by Angion without cause.
Jennifer J. Rhodes, J.D.
In November 2019, we entered into an offer letter agreement with Ms. Rhodes (as amended in February 2020), which sets forth the terms and conditions of her employment as our Senior Vice President, General Counsel effective as of January 2020. In addition to her base salary and an annual target bonus, Ms. Rhodes is also eligible to receive an option grant and a restricted stock unit grant, each of which was granted by Angion in February 2020. The offer letter also provides for a sign-on bonus of $100,000 payable with respect to 50% of such amount in March 2020 and the remaining 50% in September 2020. Ms. Rhodes is entitled to participate in all applicable health and welfare benefit programs for which other executive employees of Angion are generally eligible. Pursuant to the terms of such agreement and the accompanying confidential information, non-disclosure and assignment of inventions agreement, Ms. Rhodes is subject to indefinite confidentiality restrictions, standard intellectual property provisions and non-solicitation restrictions effective during and 12 months post-employment.
Gregory Curhan
In June 2020, we entered into a consulting agreement (which was subsequently amended for the last time in March 2022) setting forth the terms and conditions for Mr. Curhan's service to Angion as its interim Chief Financial Officer. Pursuant to the consulting agreement, Mr. Curhan will provide part-time consulting services to Angion as our Chief Financial Officer. Mr. Curhan will receive $550 per hour for his services.
Stock Option Grants to Executive Officers
Our Board of Directors has approved the grant of stock options to our officers to purchase up to an aggregate of 388,956 shares of our common stock. Such options became effective on the day prior to the first public trading date of our common stock and were issued under our 2021 Plan. Upon consummation of our initial public offering, Dr. Goldberg, Dr. Neylan, Ms. Rhodes and Dr. Venkatesan received stock options to purchase 70,012, 70,012, 70,012 and 178,920 shares, respectively. When granted, the exercise price of the stock options was our initial public offering price of $16.00 per share. Such stock options vest monthly in equal proportions over a period of four years beginning on the date of grant. The stock options terminate on the earliest to occur of the following: (i) three months after termination of service with Angion for any reason other than death, disability or a termination for cause; (ii) one year after termination of service due to death or disability; and (iii) the ten year anniversary of the date of grant.

Potential Payments Upon Termination or Change of Control
In connection with our initial public offering, we entered into new severance and change in control plan covering all of our Named Executive Officers superseding and replacing the severance benefits they would otherwise be entitled to receive, other than Dr. Goldberg, as further described below.
Under our severance plan encompassing each of our Named Executive Officers, if such Named Executive Officer’s employment with us is terminated without "cause" or such Named Executive Officer resigns for "good reason" (as each is defined in the severance plan), the applicable Named Executive Officer will be entitled to receive: (i) nine months of continued base salary (or 12 months for Dr. Venkatesan) and (ii) payment or reimbursement of the cost of continued healthcare coverage for nine months (or 12 months for Dr. Venkatesan). In lieu of the foregoing benefits, if each Named Executive Officer’s employment with us is terminated without "cause" or such Named Executive Officer resigns for "good reason" during the 12-month period following a Change in Control (as defined in the 2021 Plan), the applicable Named Executive Officer will be entitled to receive: (i) 12 months of continued base salary (or 18 months for Dr. Venkatesan), (ii) payment or reimbursement of the cost of continued healthcare coverage for 12 months (or 18 months for Dr. Venkatesan), (iii) an amount equal to 12 months of such Named Executive Officer's annual bonus for the year of termination assuming 100% of target performance (or 18 months for Dr. Venkatesan) and (iv) full accelerated vesting of any of unvested equity awards (except for any performance awards). The foregoing severance benefits are subject to the applicable Named Executive Officer's delivery of an executed release of claims against us and continued compliance with the Named Executive Officer's confidentiality obligations under the severance plan.
Until February 28, 2022, Dr. Goldberg had separate severance arrangements with us set forth in his Employment Agreement with us dated May 1, 2018, providing him severance pay, annual bonus payments and COBRA reimbursements for eighteen (18) months for any termination without “cause”, resignation for “good reason”, or “change of control” as defined by his Employment Agreement. On February 25, 2022, we and Dr. Goldberg entered into a Separation Agreement on such terms.
DIRECTOR COMPENSATION
We approved a compensation policy for our non-employee directors (“Director Compensation Program”) that became effective in connection with the consummation of our initial public offering in February 2021 and is subject to amendment by the Board of Directors as appropriate. Pursuant to the Director Compensation Program, our non-employee directors receive cash compensation as follows:
•Each non-employee director will receive an annual cash retainer in the amount of $40,000 per year.
•The Non-Executive Chairperson will receive an additional annual cash retainer in the amount of $35,000 per year.
•The lead non-employee director will receive an additional annual cash retained in the amount of $20,000 per year.
•The chairperson of the audit committee will receive additional annual cash compensation in the amount of $15,000 per year for such chairperson's service on the audit committee. Each non-chairperson member of the audit committee will receive additional annual cash compensation in the amount of $7,500 per year for such member's service on the audit committee.
•The chairperson of the compensation committee will receive additional annual cash compensation in the amount of $10,000 per year for such chairperson's service on the compensation committee. Each non-chairperson member of the compensation committee will receive additional annual cash compensation in the amount of $5,000 per year for such member's service on the compensation committee.
•The chairperson of the nominating and corporate governance committee will receive additional annual cash compensation in the amount of $8,000 per year for such chairperson's service on the nominating and corporate governance committee. Each non-chairperson member of the nominating and corporate governance committee will receive additional annual cash compensation in the amount of $5,000 per year for such member's service on the nominating and corporate governance committee.
Under the Director Compensation Program, as amended by the Board of Directors on March 8, 2021, each non-employee director will automatically be granted an option to purchase 30,000 shares of our common stock upon the director's initial appointment or election to our Board of Directors (Initial Grant) and an option to purchase 15,000 shares of our common stock automatically on the date of each annual stockholder's meeting thereafter, (Annual Grant), unless otherwise approved by the Board of Directors.

The Initial Grant will vest as to 1/36th of the underlying shares on a monthly basis over three years, subject to continued service through each applicable vesting date. The Annual Grant will vest on the earlier of the first anniversary of the date of grant or the date of the next annual stockholder's meeting to the extent unvested as of such date, subject to continued service through each applicable vesting date. The exercise price per share of director options is equal to the fair market value of a share of our common stock on the grant date, and the director options will vest in full upon (i) a termination of service due to the director's death or Disability (as defined in the 2021 Plan) and (ii) the consummation of a Change in Control (as defined in the 2021 Plan).
The following table sets forth information concerning the compensation earned by our non-employee directors during the year ended December 31, 2021.

Name	Fees Earned or Paid in Cash ($)	Option Awards(1) ($)	Total(2) ($)
Victor Ganzi, J.D.	77,500	138,029	215,529
Allen Nissenson, M.D.	62,500	138,029	200,529
Gilbert Omenn, M.D.	60,500	138,029	198,529
Karen Wilson	65,000	138,029	203,029
__________________________
(1)Amounts shown represents the grant date fair value of options granted during fiscal year 2021 as calculated in accordance with ASC Topic 718. See note 2 of the financial statements included in this Annual Report on Form 10-K for the assumptions used in calculating this amount. As of December 31, 2021, Messrs. Ganzi, Nissenson and Omenn and Ms. Wilson each held options to purchase an aggregate of 53,895 shares of our common stock.
(2)Non-employee directors only received cash fees and stock awards as compensation for their service on the Board of Directors.
The Compensation Committee of the Board of Directors has reviewed and assessed Angion’s compensation policies and practices as they related to risk management are not reasonably likely to have a material adverse effect on Angion.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS, AND DIRECTOR INDEPENDENCE
RELATED PERSON TRANSACTIONS POLICY AND PROCEDURES
Our Board of Directors has adopted a related party transaction policy setting forth the policies and procedures for the identification, review and approval or ratification of related party transactions. This policy covers, with certain exceptions set forth in Item 404 of Regulation S-K under the Securities Act, any transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships, in which we and a related party were or will be participants and the amount involved exceeds $120,000, including purchases of goods or services by or from the related party or entities in which the related party has a material interest, indebtedness and guarantees of indebtedness. In reviewing and approving any such transactions, our audit committee will consider all relevant facts and circumstances as appropriate, such as the purpose of the transaction, the availability of other sources of comparable products or services, whether the transaction is on terms comparable to those that could be obtained in an arm's length transaction, management's recommendation with respect to the proposed related party transaction, and the extent of the related party's interest in the transaction.
CERTAIN RELATED PERSON TRANSACTIONS
The following is a summary of transactions since January 1, 2021 to which we have been a party, in which the amount involved exceeded or will exceed the lesser of (x) $120,000 or (y) 1% of our total assets at December 31, 2021, and in which any of our directors, executive officers or holders of more than 5% of our capital stock, or an affiliate or immediate family member thereof, had or will have a direct or indirect material interest other than compensation and other arrangements that are described in the section titled “Executive Compensation.” We also describe below certain other transactions with our directors, former directors, executive officers and stockholders.
All of the transactions set forth below were approved by a majority of our Board of Directors. We believe we have executed all of the transactions set forth below on terms no less favorable to us than we could have obtained from unaffiliated third parties. It is our intention to ensure that all future transactions between us and our officers, directors and principal stockholders and their affiliates are approved by our audit committee, once it is constituted, and a majority of the members of our Board of Directors, including a majority of the independent and disinterested members of our Board of Directors, and are on terms no less favorable to us than those that we could obtain from unaffiliated third parties.
Convertible Note Financings
All of our issued convertible promissory notes were converted to shares of our common stock in February 2021 upon our initial public offering.
In the first nine months of 2020, we issued convertible promissory notes (the Convertible Notes) to certain investors in aggregate principal amount of $34.8 million. The Convertible Notes accrued interest at a rate of 12% per annum, and convert into shares of our common stock upon the consummation of our initial public offering. In December 2020, we issued Vifor Pharma a convertible promissory note in aggregate principal amount of $5.0 million as part of the equity investment with a maturity date of three years, 2% interest and a conversion price of $11.57 per share, which was automatically converted into shares of our common stock upon our initial public offering.

The table below sets forth the principal amount, and number of shares of issuable upon conversion of the Convertible Notes issued in 2020 to our directors, executive officers or owners of more than 5% of a class of our capital stock, or an affiliate or immediate family member thereof:

Name	Convertible Note Issued(1) and Outstanding as of December 31, 2020 ( Principal Amount)	Number of Shares of Our Common Stock Issuable Upon Conversion(2)
Gilbert S. Omenn, M.D., Ph.D.(2)	$661,540	61,657
Jay R. Venkatesan, M.D.(3)(4)	$1,806,965	165,356
Victor F. Ganzi, J.D (3)(5)	$747,671	68,863
Karen Wilson (6)	$200,000	18,718
Vifor (International) Ltd. (7)	$5,000,000	433,143
_____________________________________
(1)The terms of the Convertible Notes provide that the notes and accrued dividends will convert at a price that is equal to a 20% discount to the price of our common stock offered in our initial public offering. The number of shares reflected are based on an initial public offering price of $16.00 per share and assumed the conversion occurs on February 9, 2021.
(2)Dr. Omenn is a member of our Board of Directors. During 2020, Dr. Omenn purchased $500,000 in Convertible Notes, and in August 2020, $161,000 in convertible notes purchased by Dr. Omenn in 2019 were exchanged into new convertible notes with more favorable terms. Upon our initial public offering in February 2021, all of the convertible notes held by Dr. Omenn’s were converted into 61,657 shares of our common stock. Amount shown includes Convertible Notes held by the Gilbert S. Omenn Revocable Trust, an estate planning instrument for which Dr. Omenn is trustee.
(3)Consists of shares of our common stock converted from both convertible notes outstanding and convertible preferred stock outstanding.
(4)Dr. Venkatesan is our chief executive officer and a member of our Board of Directors. During 2020, Dr. Venkatesan purchased $950,000 in Convertible Notes, and in August 2021 $1.8 million in convertible notes purchased by Dr. Venkatesan in 2019 and 2020 were exchanged into preferred convertible notes, all of which were then converted into 165,094 shares of our common stock upon our initial public offering in February 2021.
(5)Mr. Ganzi is a member of our Board of Directors. During 2020, Mr. Ganzi purchased $200,000 in Convertible Notes, and in August 2020, $548,000 in convertible notes purchased by Mr. Ganzi in 2019 were exchanged into new convertible notes with more favorable terms. Upon our initial public offering in February 2021, all of the convertible notes held by Mr. Ganzi were converted into 68,863 shares of our common stock.
(6)Ms. Wilson is a member of our Board of Directors. During 2020, Ms. Wilson purchased $200,000 in convertible promissory notes, which were converted into 18,718 shares of our common stock upon our initial public offering in February 2021.
(7)Vifor (International) Ltd. is our licensing partner.
Transactions with NovaPark LLC
We rent office and laboratory space in Uniondale, New York from NovaPark LLC (NovaPark), an affiliated company, under a lease expiring on June 20, 2026. The space we rent is part of a 110,000-square-foot general laboratory and development facility (the NovaPark Facility) for biological and chemistry research owned by NovaPark. We recorded rent expense for fixed lease payments of $1.1 million and $1.0 million for years ended December 31, 2021 and 2020, respectively. We recorded rent expense for variable expenses related to the lease of $0.5 million and $0.6 million for the years ended December 31, 2021 and 2020.
We, Dr. Goldberg and Rina Kurz, Dr. Goldberg's spouse, own 10%, 45% and 45%, respectively, of the membership interests in NovaPark LLC.
The NovaPark Facility has been financed by a mortgage pursuant to which NovaPark's payment obligations are guaranteed by Dr. Goldberg, including a limited personal guarantee up to an amount of $2.1 million. In 2016, in connection with the refinancing of the mortgage, we entered into an indemnification agreement with Dr. Goldberg, pursuant to which we agreed to indemnify Dr. Goldberg from any loss arising out of any claim or action asserted by the mortgage lender against Dr. Goldberg related to Dr. Goldberg's personal limited guarantee of the mortgage. In February 2020, we and Dr. Goldberg terminated the indemnification agreement.

Consultant Fees and Employment of Immediate Family
We have paid consulting fees under an agreement with Rina Kurz, Dr. Goldberg's spouse, for management and administrative services relating to our U.S. government grants and contracts. For the year ended December 31, 2021, consultant fees paid to Ms. Kurz were approximately $0.1 million. We believe the consulting arrangement with Ms. Kurz was made on terms no less favorable to us than those we could obtain from unaffiliated third parties. Angion terminated Ms. Kurz’s consultant agreement in February 2022.
Elisha Goldberg, Dr. Goldberg's son, who formerly served as our Vice President and Director of Strategy, was separated from his employment with us on January 31, 2022 as part of our reduction in force announced in January 2022. For the year ended December 31, 2021, Elisha Goldberg was paid $0.3 million in salary and total award of options during 2021 representing less than 0.1% of our fully diluted capitalization. Also, on March 1, 2022, Angion entered into a Separation Agreement with Elisha Goldberg, former employee and son of Itzhak D. Goldberg, M.D., who currently serves as a director and Chairman Emeritus on Angion’s Board. Pursuant to the terms of the Separation Agreement, Mr. Goldberg will receive severance benefits of approximately $0.5 million. Mr. Goldberg will also have the right to exercise any vested stock options he may have received under our Amended and Second Restated 2015 Equity Incentive Plan or our 2021 Incentive Award Plan until December 31, 2022, which extended the exercise period by 11 months.
DIRECTOR INDEPENDENCE
Our Board of Directors currently consists of six members. Our Board of Directors has determined all of our directors, other than Dr. Venkatesan and Dr. Goldberg, qualify as "independent" directors in accordance with The Nasdaq Stock Market listing requirements. Dr. Venkatesan and Dr. Goldberg are not considered independent because they were employees of Angion in 2021. As of March 2022, Dr. Goldberg was no longer an employee of Angion. In addition, as required by The Nasdaq Stock Market rules, our Board of Directors has made a subjective determination as to each independent director that no relationships exist that, in the opinion of our Board of Directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. In making these determinations, our Board of Directors reviewed and discussed information provided by the directors and us with regard to each director's business and personal activities and relationships as they may relate to us and our management. There are no family relationships among any of our directors or executive officers.
INDEMNIFICATION
Angion provides indemnification for its directors and executive officers so that they will be free from undue concern about personal liability in connection with their service to Angion. Under Angion’s Bylaws, Angion is required to indemnify its directors and executive officers to the extent not prohibited under Delaware or other applicable law. Angion has also entered into indemnity agreements with certain officers and directors. These agreements provide, among other things, that Angion will indemnify the officer or director, under the circumstances and to the extent provided for in the agreement, for expenses, damages, judgments, fines and settlements he or she may be required to pay in actions or proceedings which he or she is or may be made a party by reason of his or her position as a director, officer or other agent of Angion, and otherwise to the fullest extent permitted under Delaware law and Angion’s Bylaws.
HOUSEHOLDING OF PROXY MATERIALS
The SEC has adopted rules permitting companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for Notices of Internet Availability of Proxy Materials or other Annual Meeting materials with respect to two or more stockholders sharing the same address by delivering a single Notice of Internet Availability of Proxy Materials or other Annual Meeting materials addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.
This year, a number of brokers with account holders who are Angion’s stockholders will be “householding” Angion’s proxy materials. A single Notice of Internet Availability of Proxy Materials will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate Notice of Internet Availability of Proxy Materials, please notify your broker or Angion. Direct your written request to Angion Biomedica Corp., Jennifer J. Rhodes, Corporate Secretary at 51 Charles Lindbergh Boulevard, Uniondale, New York 11553 or by telephone at 415-655-4899. Stockholders who currently receive multiple copies of the Notices of Internet Availability of Proxy Materials at their addresses and would like to request “householding” of their communications should contact their brokers.

OTHER MATTERS
The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors

/s/ Jennifer J. Rhodes

Jennifer J. Rhodes
Secretary
April 27, 2022
A copy of Angion’s Annual Report to the Securities and Exchange Commission on Form 10-K for the fiscal year ended December 31, 2021 is available without charge upon written request to: Corporate Secretary, Angion Biomedica Corp., 51 Charles Lindbergh Boulevard, Uniondale, New York 11553.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement, Annual Report and Form 10-K are available at www.proxyvote.com.

D84579-P73999

ANGION BIOMEDICA CORP.
Annual Meeting of Stockholders
June 9, 2022 11:00 AM ET
This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) Jay R. Venkatesan and Jennifer J. Rhodes, or either of them, as proxies, each with the power to appoint his/her substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of Angion Biomedica Corp. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held virtually at www.virtualshareholdermeeting.com/ANGN2022 at 11:00 a.m., Eastern Time on Thursday, June 9, 2022, and any adjournment or postponement thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE STOCKHOLDER(S). IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES LISTED ON THE REVERSE SIDE FOR THE BOARD OF DIRECTORS, AND FOR PROPOSAL 2.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE.

CONTINUED AND TO BE SIGNED ON REVERSE SIDE

ANGION BIOMEDICA CORP.
51 CHARLES LINDBERGH BOULEVARD
UNIONDALE, NY 11553

SCAN TO
VIEW MATERIALS & VOTE

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com or scan the QR Barcode above**

Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. ET on June 8, 2022. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. ET on June 8, 2022. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D84578-P73999

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

ANGION BIOMEDICA CORP.

The Board of Directors recommends you vote FOR the following:

Nominees:	For	Withhold
1a. Jay R. Venkatesan, M.D.	☐	☐
1b. Karen J. Wilson	☐	☐

The Board of Directors recommends you vote FOR the following proposal:

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date